Exhibit 10.9

SUNGARD DATA SYSTEMS INC.

Amendment No. 6 to

1986 Stock Option Plan

In accordance with the resolutions adopted by the Board of Directors of SunGard Data Systems Inc., a Delaware corporation (the “Company”), at its meeting held December 14, 2004, the SunGard Data Systems Inc. 1986 Stock Option Plan, as previously amended (the “Plan”), is amended as follows:

NEW SECTION 5(e). Effective as of December 14, 2004, new Section 5(e) is added to the Plan as follows:

(e) Spin-off. For all purposes of the Plan and any agreement thereunder, if a spin-off or comparable transaction in which the transferee is controlled by SunGard or its existing stockholders immediately prior to such transfer (a “Spin-off”) is completed, then:

(i) A participant in the Plan will not be deemed to have been terminated from the Company if the participant (“Spun-off Participant”) is, or becomes within two years after completion of the Spin-off, an employee or director of the public parent entity that results from the Spin-off (the “Spun-off Parent”) or any parent or subsidiary of the Spun-off Parent (collectively, the “Spun-off Company”).

(ii) If a Spun-off Participant ceases to be an employee or director of the Spun-off Company as a result of death or permanent disability (as determined by the Committee), then the provisions applicable to termination by death or disability shall apply at that time.

(iii) If a Spun-off Participant ceases to be an employee or director of the Spun-off Company other than by reason of death or permanent disability (as determined by the Committee), then the Spun-Off Participant shall be deemed to be terminated from the Company.

(iv) If a Spun-off Participant is an employee of a subsidiary of the Spun-off Parent and such subsidiary ceases to be a subsidiary of the Spun-off Parent, then the Spun-off Participant shall be deemed to be terminated from the Company unless Section 5(e)(v) is applicable.

(v) A Spun-off Participant shall not be deemed to be terminated from the Company if the Spun-off Participant is transferred (i) from the Spun-off Company to the Company (which transfer could occur by means of the transfer of a subsidiary of the Spun-off Company to the Company) within two years after completion of the Spin-off, in which case such Participant shall no longer be considered a Spun-off Participant, (ii) from the Spun-off Company to a subsidiary of the Spun-off Company, or vice versa, or (iii) from one subsidiary of the Spun-off Company to another.

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